Exhibit 10.8

Execution Version

SETTLEMENT AGREEMENT AND GENERAL AND MUTUAL RELEASE

This Settlement Agreement and General and Mutual Release (the “Agreement”) is on this 19th day of August, 2025 by and between NovaBay Pharmaceuticals, Inc. (the “Company”) and Justin Hall, Chief Executive Officer, General Counsel and Director of the Company (the “Executive Officer”), collectively known herein as the “Parties.”

WHEREAS, the Executive Officer was elected to act as a Member of the Board of Directors of the Company and appointed as Chief Executive Officer and General Counsel (the “Services”).

WHEREAS, the Executive Officer has provided the Services commonly performed by a director of a company in a similar position, as well as a Chief Executive Officer and General Counsel of a company in a similar position.

WHEREAS, there is no dispute as to the provision of the Services nor any disagreements with the Company.

WHEREAS, in connection with, and as a condition to the transactions contemplated by, the Securities Purchase Agreement, dated August 19, 2025 between the Company and David Lazar (the “Purchase Agreement”), the Parties desire and intend that this Agreement supplement and modify all prior contracts, agreements and understandings between the Parties, other than the Indemnity Agreement, entered into between the Company and the Executive Officer (the “Indemnification Agreement”).

WHEREAS, upon and subject to the terms and conditions of this Agreement, the Parties desire that the Executive Officer submit his resignation, as provided in Section 2, to be effective as of the Resignation Effective Dates.

NOW, THEREFORE, the Parties, intending to be legally bound, and in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1. Settlement Payments Due to the Executive Officer from the Company.

Upon (i) the execution of the Purchase Agreement, the Company shall pay to the Executive Officer a cash settlement payment, including with respect to any and all accrued and unpaid wages and executive compensation, as of the date hereof as applicable to the Executive Officer, in the amount of $481,250, less required taxes and withholdings, in immediately available cash plus $8,777.61 in COBRA payments, and (ii) the date of the Company’s 2025 annual meeting of stockholders, the Company shall pay to the Executive Officer a cash settlement payment, including with respect to any and all accrued and unpaid wages and executive compensation, as of the date hereof as applicable to the Executive Officer, in the amount of $481,250, less required taxes and withholdings, in immediately available cash plus $8,777.61 in COBRA payments, to be transmitted via Bank Wire, in U.S. dollars, in accordance with the instructions provided by the Executive Officer in writing prior to the date hereof. It is agreed and understood that time is of the essence with respect to the payments.

2. Resignation.

The Executive Officer hereby agrees to (i) confirm the termination of his service as a director on the Board of Directors by also resigning as a director of the Board of Directors of the Company to be effective on the date and at the time that (A) Stockholder Approval (as defined in the Purchase Agreement) has been obtained at the Company’s 2025 annual meeting of stockholders or subsequent Stockholder Meeting (as defined in the Purchase Agreement), (B) the Final Closing (as defined in the Purchase Agreement) occurs in accordance with the Purchase Agreement and (C) the Additional Purchaser Nominee(s) (as defined in the Purchase Agreement) are qualified and appointed to serve on the Board of Directors pursuant to Section 4.15(d) of the Purchase Agreement and (ii) resign as the Chief Executive Officer of the Company, effective as of the date of the execution of the Purchase Agreement (collectively, the “Resignation Effective Dates”). For avoidance of doubt, to the extent that Stockholder Approval is not received, the Final Closing does not occur or an Additional Purchaser Nominee has not been qualified and appointed to serve on the Board, then the Executive Officer upon any of these events occurring shall not be obligated to resign from the Board of Directors; however, all other terms, obligations and provisions of this Agreement shall remain in full force and effect.

3. Release and Covenant Not to Sue.

In exchange for the consideration received by the Executive Officer herein, the Executive Officer irrevocably and unconditionally releases, acquits and forever discharges the Company, its respective parent, affiliates and subsidiaries, and each of their principals and any successors and assigns (and any officers, directors, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities) (hereinafter referred to for purposes of this section as the “Clients”), from, covenants not to sue or initiate any action for, any and all claims, demands, rights, causes of action, liens, actions, suits, attorneys’ fees, costs, damages, losses, expenses and contractual obligations of whatever kind or nature, whether absolute or contingent, liquidated or unliquidated, direct or indirect, in law or in equity, fully accrued or not fully accrued, matured or unmatured, known or unknown, foreseen or unforeseen, suspected or unsuspected, relating to any matter whatsoever, including but not limited to any alleged violation of the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code section 201, et. seq. and section 970, et seq., the California Constitution, the California Healthy Workplaces, Healthy Families Act, the California Government Code (collectively, “Claims”) which the Executive Officer had, currently has, shall or may have. Notwithstanding the foregoing, the release contained herein shall not release the Executive Officer from his obligations pursuant to this Agreement.

The Executive Officer understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known and unknown, suspected or unsuspected, past or present, which the Executive Officer has or may have against the Company and the Clients, and the Executive Officer hereby knowingly waives any and all rights and protections under Section 1542 of the California Civil Code, which states:

1542. GENERAL RELEASE - CLAIMS EXTINGUISHED.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive Officer agrees that this waiver is an essential and material term of this Agreement, without which this document would not have been executed. For all purposes of this Agreement, the term “creditor” as used and referred to in Section 1542 of the California Civil Code means and includes the Executive Officer.

The Executive Officer agrees that the release set forth in this paragraph 3 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. The Executive Officer understands that nothing in this Agreement precludes the Executive Officer from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental agency or from participating in any investigation, hearing, or proceeding of governmental agency. However, the Executive Officer does forever waive the Executive Officer’s right to recover or receive any personal relief, monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and/or Client relating to any matter whatsoever up to the date of this Agreement. The Executive Officer further understands that this release does not extend to: (i) any rights or claims that arise after the Effective Date (defined below); (ii) any rights or claims under the Indemnification Agreement, or (iii) any rights that cannot be waived by operation of law.

The Company, for itself and for its successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Executive Officer, any successors and assigns (and any officers, directors, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities), from any and all Claims (as defined above) which the Company had, currently has, shall or may have. Notwithstanding the foregoing, the release contained herein shall not release the Clients from their obligations pursuant to this Agreement and shall not release the Company from its obligations under the Indemnification Agreement and maintaining commercially reasonable D&O insurance coverage (or tail policy) to cover Director’s actions in his former capacity as a director on the Board of Directors.

4. Consideration of Agreement by the Executive Officer.

(a) The Company hereby advises the Executive Officer and the Executive Officer acknowledges that the Executive Officer has been so advised, to consult with an attorney before executing this Agreement.

(b) The Executive Officer acknowledges that, before entering into this Agreement, the Executive Officer had twenty-one (21) calendar days after receipt of this Agreement (the “Consideration Period”) to consider this Agreement before signing it. If the Executive Officer signs this Agreement, the date on which the Executive Officer signs the Agreement shall be the “Execution Date.” In the event the Executive Officer executes and returns this Agreement prior to the end of the Consideration Period, the Executive Officer acknowledges that the Executive Officer’s decision to do so was voluntary and that the Executive Officer had the opportunity to consider this Agreement for the entire Consideration Period.

(c) The Parties agree that this Agreement will not become effective until seven (7) calendar days after the Execution Date and that the Executive Officer may, within seven (7) calendar days after the Execution Date, revoke the Agreement in its entirety by providing written notice to the Chairman of the Board. If written notice of revocation is not received by the Company by the 8th day after the execution of this Agreement, this Agreement will become effective and enforceable on that day (the “Effective Date”).

5. No Admission. The Parties understand and agree that this Agreement shall not be construed as (i) an admission of liability by one party to the other, (ii) that either party has violated any federal, state or local statute, law, ordinance or regulation, or (iii) there has been any material disagreements with the Company.

6. Binding Agreement. This Agreement constitutes the entire and complete understanding between the Parties hereto, and no other representation, promise, or agreement shall be binding upon either of them unless it is in writing and executed by the Parties. This Agreement supersedes all prior agreements between the Parties, including the Executive Employment Agreement dated January 31, 2020, as amended; however, this Agreement does not supersede the Indemnification Agreement, which remains in full force and effect. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. The Parties agree and stipulate that this Agreement is enforceable in all respects and is not subject to any affirmative claim, once this Agreement is executed.

7. Amendment. This Agreement may not be amended or modified in any manner except by a writing signed by each of the Parties hereto.

8. Recitals. The Parties hereto acknowledge and agree that the recitals set forth at the beginning of this Agreement are true and correct in all respects and are incorporated herein by this reference.

9. Governing Law; Venue. This Agreement is made and delivered in and shall be governed by and construed in accordance with, the applicable laws of the State of California. Any suit involving any dispute or matter arising under this Agreement, the Parties hereby consent to personal jurisdiction in the State of California.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the provision shall be modified to the extent necessary to render it enforceable and, if necessary, shall be fully severable.

11. Authority. Each signer below warrants that he/she has actual authority to enter into this Agreement. It is understood that each party to this Agreement is relying on the other party executing his Agreement having actual authority to enter into the Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original. An executed counterpart of this Agreement faxed or scanned and emailed shall have the same force and effect as an originally executed counterpart.

13. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14. Encouragement to Consult Attorney; Time to Consider Agreement. EACH OF THE PARTIES REPRESENTS THAT THIS AGREEMENT HAS BEEN ENTERED INTO FREELY AND VOLUNTARILY; THAT IT HAS HAD THE OPPORTUNITY TO ASCERTAIN AND WEIGH ALL OF THE FACTS AND CIRCUMSTANCES LIKELY TO INFLUENCE ITS JUDG-MENTS; THAT IT HAS HAD THE OPPORTUNITY TO SEEK AND OBTAIN LEGAL COUNSEL, AND HAS AVAILED ITSELF OF COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND TO BE DULY APPRISED OF ITS LEGAL RIGHTS; AND THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THE AGREEMENT.

15. Non-Disparagement. The Parties agree that they will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the other Parties. Notwithstanding the foregoing, the Company shall not be responsible for any defamatory or disparaging remarks made about the Executive Officer by: (i) former employees, officers, directors, or board members of the Company or its affiliates; or (ii) current employees who are not board members or members of the Company. Nothing in this Agreement prevents the Executive Officer from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive Officer has reason to believe is unlawful.

IN WITNESS WHEREOF, the Parties have made and entered into this Settlement Agreement and General and Mutual Release as of the date set forth above.

NovaBay Pharmaceuticals, Inc.

/s/ Tommy Law
By:	Tommy Law
Its:	Interim Chief Executive Officer

Justin Hall

/s/ Justin Hall
Name:	Justin Hall